As filed with the Securities and Exchange Commission on December 14, 2004


                                                                FILE NO. 70-7888

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                         POST EFFECTIVE AMENDMENT NO. 26

                                       TO

                                    FORM U-1

                             APPLICATION-DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ------------------------------

                             Allegheny Energy, Inc.
                      Allegheny Energy Supply Company, LLC
                         Allegheny Energy Service Corp.
                          Allegheny Generating Company
                            Monongahela Power Company
                             Mountaineer Gas Company
                           The Potomac Edison Company
                             West Penn Power Company
                              800 Cabin Hill Drive
                              Greensburg, PA 15601

                     --------------------------------------

                             Allegheny Energy, Inc.
                              800 Cabin Hill Drive
                              Greensburg, PA 15601

 (Name of top registered holding company parent of each applicant or declarant)

                  The Commission is requested to send copies of
                    all notices, orders and communications in
                connection with this Application/Declaration to:

Suzanne C. Lewis                        Clifford M. Naeve
Vice President and Treasurer            William C. Weeden
Allegheny Energy, Inc.                  Paul Silverman
800 Cabin Hill Drive                    Skadden, Arps, Slate, Meagher & Flom LLP
Greensburg, PA 15601                    1440 New York Avenue, NW
                                        Washington, D.C. 20005

Items 2 and 6 of the U-1 application filed in Securities and Exchange Commission File No. 70-7888 on November 16, 2004 are hereby amended and restated as follows.

Item 2. Fees, Commissions and Expenses.

          The fees, commissions and expenses incurred or to be incurred in connection with this Application/Declaration will not exceed $ 10,000.


                                     * * *

Item 6. Exhibits and Financial Statements.

A. Exhibits

     B. Money Pool Agreement (incorporated by reference to Exhibit B to the Form U-1/A filed by Allegheny Energy, Inc., et al. on November 18, 2004, File No. 70-10251)

     F-1  Preliminary Opinion of Counsel

     F-2  Past tense opinion of counsel (to be filed by amendment)

     G    Proposed Form of Notice (previously filed)

B. Financial Statements

     1.1 Consolidated Balance Sheet of Allegheny Energy, Inc. as of December 31, 2003 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-267)

     1.2 Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2003 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2003, File No.
          1-267)

     1.3 Consolidated Balance Sheet of Allegheny Energy Supply Company, LLC as of December 31, 2003 (incorporated by reference to AE Supply's Form 10-K for the fiscal year ended December 31, 2003, File No. 333-72498)

     1.4 Consolidated Statement of Income of Allegheny Energy Supply Company, LLC, for the year ended December 31, 2003 (incorporated by reference to AE Supply's Form 10-K for the fiscal year ended December 31, 2003, File No. 333-72498)

     2.1 Consolidated Balance Sheet of Allegheny Energy, Inc. as of September 30, 2004 (incorporated by reference to Allegheny's Form 10-Q for the fiscal quarter ended September 30, 2004, File No. 1-267)

     2.2 Consolidated Statement of Income of Allegheny Energy, Inc. for the fiscal quarter ended September 30, 2004 (incorporated by reference to Allegheny's Form 10-Q for the fiscal quarter ended September 30, 2004, File No. 1-267)

     2.3 Consolidated Balance Sheet of Allegheny Energy Supply Company, LLC as of September 30, 2004 (incorporated by reference to AE Supply's Form 10-Q for the fiscal quarter ended September 30, 2004, File No. 333-72498)

     2.4 Consolidated Statement of Income of Allegheny Energy Supply Company, LLC for the fiscal quarter ended September 30, 2004 (incorporated by reference to AE Supply's Form 10-Q for the fiscal quarter ended September 30, 2004, File No. 333-72498)



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

                                   SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  December 14, 2004

                                        Allegheny Energy, Inc.


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Vice President and Treasurer


                                        Allegheny Energy Supply Company, LLC


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Treasurer


                                        Allegheny Energy Service Corporation


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Vice President and Treasurer


                                        Allegheny Generating Company


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Vice President and Treasurer



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

                                        Monongahela Power Company


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Treasurer


                                        Mountaineer Gas Company


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Vice President and Treasurer


                                        The Potomac Edison Company


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Treasurer


                                        West Penn Power Company


                                        By: /s/ Suzanne C. Lewis
                                            -------------------------------
                                            Suzanne C. Lewis
                                            Treasurer



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